Exhibit 10.2

UNCLASSIFIED//FOR OFFICIAL USE ONLY WHEN SEPARATED FROM ATTACHMENT 1

Contract Page 22 of 64 UNCLASSIFIED//FOR OFFICIAL USE ONLY WHEN SEPARATED FROM ATTACHMENT 1

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UNCLASSIFIED//FOR OFFICIAL USE ONLY WHEN SEPARATED FROM ATTACHMENT 1

NSN  7540-01-152-8067

OPTIONAL FORM 336 (4-86)

Sponsored by GS NSN  7540-01-152-8067

A FAR (48 CFR) 53.110

UNCLASSIFIED

SEVERANCE PROTECTION AGREEMENT

This Severance Protection Agreement (this “Agreement”) is made and entered into by and between Timothy M. Hascall (“Employee”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”), effective as of April 13, 2015.

RECITALS

A.	Employee is a member of the Company’s executive and management team.

B.The Company wishes to provide Employee with a severance benefit in the event Employee’s employment is terminated without Cause (as defined below) or Employee resigns his or her employment for Good Reason (as defined below), and subject to the other terms below, in order to avoid distraction of Employee due to uncertainty about his or her future role with the Company.

C.To accomplish the foregoing objectives, the Company has entered into this Agreement with Employee.

D.Certain capitalized terms used in the Agreement are defined in Section 5 below.

In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.At-Will Employment; Term of Agreement.  The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, meaning that Employee or the Company may terminate Employee’s employment at any time and for any reason.  Nothing in this Agreement shall confer upon Employee any right to continued employment with the Company or any successor to the Company.  If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments or benefits other than as provided by this Agreement.  The term of this Agreement shall continue through and including April 13, 2017; provided, however, that commencing April 13, 2017 and on each anniversary thereof, the term shall be automatically extended for an additional one-year period unless the Company or Employee provides the other party at least 180 days prior written notice that the term shall not be so extended; provided, further, that if a Change in Control occurs before the term otherwise ends, the term shall continue until two (2) years following the Change in Control.  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the term of this Agreement.

2.Severance.

(a)Involuntary Termination Benefit – Termination Prior to a Change in Control.  Subject to Section 3, upon Employee’s involuntary termination of employment by the Company (other than a termination for Cause or due to Employee’s death or Disability) or Employee’s termination of employment with the Company for Good Reason, in each case prior to a Change in Control, Employee shall be entitled to a lump sum payment in an amount equal to  one and one-half (1.5)  times the sum of (i) Employee’s annual Base Salary as of the date of such termination, plus (ii) Employee’s Bonus Amount.

(b)Involuntary Termination Benefit – Termination Upon or Following a Change in Control.  Subject to Section 3, upon Employee’s involuntary termination of employment by the Company (other than a termination for Cause or due to death or Disability) or Employee’s termination of employment with the Company for Good Reason, in each case upon or following a Change in Control, Employee shall be entitled to a lump sum

Exhibit 10.2

payment in an amount equal to two (2)  times the sum of (i) Employee’s annual Base Salary as of the date of such termination, plus (ii) Employee’s Bonus Amount.

(c)COBRA.  In the event Employee is entitled to benefits pursuant to Section 2(a) or 2(b), the Company will pay or reimburse Employee for Employee’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the termination of Employee’s employment with the Company, to the extent that Employee elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 2(c) shall commence with continuation coverage for the month following the month in which the Executive’s employment with the Company terminates and shall cease with continuation coverage for the 12th month following the month in which such termination of employment occurs (or, if earlier, shall cease upon the first to occur of Employee’s death, the date Employee becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Employee).  To the extent Employee elects COBRA coverage, Employee shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(d)Treatment of Equity Awards In Connection With a Change in Control.  Employee’s equity awards in the Company (including, without limitation, any stock options, restricted stock units, and restricted stock awards) shall be treated in connection with a Change in Control as specified in the applicable plan document and/or award agreement; provided, however, that if the applicable plan or award agreement provides for accelerated vesting in the event Employee’s employment is terminated without Cause or Employee resigns for Good Reason following the Change in Control, such accelerated vesting protection shall apply for a period of 24 months following the Change in Control.

(e)Accrued Obligations.  In all events, following Employee’s termination of employment for any reason, the Company shall pay to Employee (or, as applicable, Employee’s estate): (a) any unpaid portion of Employee’s accrued Base Salary and accrued Paid Time Off (to be paid promptly following such termination); (b) any vested amounts payable to Employee pursuant to the terms of any pension or welfare benefit plan (to be paid in accordance with the terms of the applicable plan), and (c) any expense reimbursements payable to Employee pursuant to the Company’s reimbursement policy (such amounts to be paid in accordance with such policy).

3.Release of Claims.  The payment and provision of any and all severance benefits pursuant to this Agreement (other than those payments described in Section 2(e)) shall be conditioned upon and subject to execution of a Release of Claims by Employee in the form attached to this Agreement as Exhibit A (the “Release of Claims”) within the time period after the effective date of Employee’s termination of employment specified in the Release of Claims.  All lump-sum payments due pursuant to this Agreement shall be paid on the date that is sixty (60) days after the effective date of Employee’s termination of employment (or, if such 60th day falls on a date that is not a business day, the next business day following such 60th day), provided that Employee signs and returns the Release of Claims to the Company within the time period specified in the Release of Claims and does not revoke such Release of Claims to the extent a revocation option is provided in such Release of Claims.  The COBRA payment/reimbursement benefits contemplated by Section 2(c) shall continue during such 60-day period, but the Company shall have the right to immediately terminate such payment/reimbursement benefits under Section 2(c) if Employee fails to satisfy such release condition or if Employee revokes such Release of Claims to the extent a revocation option is provided in such Release of Claims.  In the event of changes in applicable law, regulations, or rules that could impact the enforceability of the Release of Claims, the Company may modify the form of Release of Claims from time to time prior to a termination of Employee’s employment, provided that any such modifications shall be limited to address any such changes in applicable law, rules and regulations (with the view that the intent and scope of the Release of Claims be preserved in a legally-enforceable manner) and any such changes shall be communicated by the Company by written notice to Employee.

Exhibit 10.2

4.Termination for Cause; Voluntary Resignation Other than for Good Reason; Death or Disability.  Upon Employee’s termination for Cause, Employee’s voluntary resignation other than for Good Reason, or Employee’s termination of employment due to death or Disability, Employee shall not be entitled to any severance payments or to any other benefit under the terms of this Agreement other than as contemplated by Section 2(e).

5.Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)Base Salary.  “Base Salary” shall mean the highest level of Employee’s gross annualized base salary from the Company in effect at any time within the one year period prior to the time of termination of Employee’s employment, excluding any relocation allowance, bonuses or incentive compensation, or similar benefits provided to Employee.

(b) Bonus Amount.  “Bonus Amount” shall mean the average of actual annual cash bonuses payable to Employee under any Company “Success Sharing Plan” or similar program with respect to the two fiscal years immediately preceding the year which the Employee’s employment terminates (or, if Employee was an employee for less than two full fiscal years preceding such termination, Employee’s actual annual cash bonus for the fiscal year preceding the year of termination); provided, however, in the event Section 2(b) applies, the Bonus Amount shall be the Employee’s target cash bonus for the year in which the Change in Control occurs.  In no event shall any equity-based compensation provided to Employee at any time (including without limitation any stock options or restricted stock (if any) granted to Employee at any time as a long-term incentive award under any Success Sharing Plan or otherwise), any other cash incentive awards granted outside of an approved Success Sharing Plan or similar program (if any), or any other amounts, be considered as part of the “Bonus Amount”.

(c)Change in Control.  “Change in Control” shall mean the occurrence of any of the following events:

(i)Any person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change in Control, as reasonably determined by the Company’s Board of Directors;

(ii)The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii)The sale or disposition by the Company of all, or substantially all, of the Company’s assets; or

(iv)The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Exhibit 10.2

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which, directly or indirectly, owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(d)Cause.  “Cause” shall mean:

(i)conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Company; or

(iii)intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(iv)willful failure to follow lawful instructions of the person or body to which Employee reports; or

(v)gross negligence or willful misconduct in the performance of Employee’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Employee’s job objectives.

For purposes of this definition, conduct shall not be considered “willful” unless done, or omitted to be done, not in good faith and without a reasonable belief that the conduct (or lack thereof) was in the best interests of the Company.

Notwithstanding the foregoing, if a cure of the circumstances constituting Cause is reasonably possible in the circumstances, a termination shall not be deemed to be for Cause unless (x) the Company notifies Employee in writing of the circumstances constituting Cause, and (y) Employee does not reasonably cure such circumstances within 15 days after such notice is provided; provided that the Company shall not be required to give multiple notices of the same or substantially similar circumstances.

(e)Disability.  “Disability” means a physical or mental illness, injury, or condition that prevents Employee from performing substantially all of Employee’s duties associated with Employee’s position or title with the Company for at least 90 days in a 12-month period.

(f)Resignation for Good Reason.  Resignation for “Good Reason” shall mean Employee’s voluntary termination, upon 60 days prior written notice to the Company promptly following:

(i)a material reduction in Employee’s job duties, responsibilities and requirements (as Executive Vice President, Chief Technology Officer and General Manager, U.S. Government)  inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements;

(ii)a material reduction of Employee’s base compensation; or

(iii)the Employee’s refusal to relocate to another Company facility or location more than 50 miles from such Company’s headquarters location.

Exhibit 10.2

Notwithstanding the foregoing, Employee’s resignation shall not be deemed to be for Good Reason unless (x) Employee notifies the Company in writing within 30 days of the occurrence of the event constituting Good Reason and Employee’s intention to resign for Good Reason, (y) the Company does not reasonably cure such event within 30 days after such notice is provided, and (z) the resignation occurs within 120 days following the expiration of such cure period.

6.Golden Parachute Provisions.  Notwithstanding any other provision of this Agreement, in the event that the aggregate payments or distributions by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be either (a) delivered in full, or (b) delivered to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  In the event that the Payments are to be reduced pursuant to this Section 6, such Payments shall be reduced such that the reduction of compensation to be provided to Employee as a result of this Section 6 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).  All calculations required pursuant to this Section 6 shall be performed in good faith by nationally recognized registered public accountants or tax counsel selected by the Company.

7.Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

9.Proprietary Information, Invention and Non-Competition Agreement.  Employee acknowledges and agrees that the provision of benefits hereunder by the Company is subject to Employee’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Exhibit B, and that (subject to the next sentence) no benefits shall be provided hereunder in the event Employee violates such Agreement.  If Employee violates such Agreement, and if a cure of such violation is reasonably possible in the circumstances, the Company shall not terminate benefits hereunder unless (a) the Company notifies Employee in writing of the circumstances constituting the violation, and (b) Employee does not reasonably cure such circumstances within 15 days after such notice is provided; provided that the Company shall not be required to give multiple notices of the same or substantially similar circumstances.

Exhibit 10.2

10.Miscellaneous Provisions.

(a)No Duty to Mitigate.  Employee shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Section 2(c) and Section 10(d)), shall any such benefit be reduced by any earnings or benefits that Employee may receive from any other source.

(b)Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to Employee’s severance pay, benefits and privileges in the event of a termination of Employee’s employment with the Company, superseding all negotiations, prior discussions and agreements, written or oral, concerning said severance arrangements.  Without limitation, this Agreement supersedes the Severance Protection Agreement or any similar arrangement previously in effect between Employee and the Company or any of its subsidiaries.

(d)Non-Duplication of Benefits.  Any compensation or benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any Other Severance-Related Arrangement or under applicable law.  It is intended that this Agreement not duplicate benefits Employee is entitled to under the Company’s regular severance policy, any related policies, any other contracts, agreements or arrangements between Employee and the Company, or applicable law.  Any such offset shall be applied in a manner consistent with the requirements of Section 409A of the Code.

(e)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.

(f)Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(g)Jurisdiction, Venue and Waiver of Jury Trial.  Employee and the Company agree that any action, suit or proceeding in respect of or arising out of this Agreement, its validity or performance, shall be initiated and prosecuted as to all parties and their heirs, successors and assigns in Denver, Colorado.  Employee and the Company each consents to and submits to the exercise of jurisdiction over his/her or its person by any court situated in Denver, Colorado, having jurisdiction over the subject matter, waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail directed to Employee and the Company at their addresses set forth above and service so made shall be deemed to be completed five business days after such process shall have been deposited in the U.S. mail, postage prepaid. Each party waives trial by jury, any objection based on forum non conveniens, and any objection to venue of any action instituted hereunder, and consents to the granting of such legal or equitable relief as is deemed appropriate by the court.

(h)Legal Fees and Expenses.  The parties shall bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

Exhibit 10.2

(i)No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

(j)Tax Withholding.  Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(k)Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.   In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

(l)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(m)Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and construed consistently with such intent so as to avoid any tax, penalty or interest under Section 409A of the Code.  The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment.  In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to Employee’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, if Employee is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Employee’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Employee’s death.

[Signature Page Follows]

Exhibit 10.2

IN WITNESS WHEREOF, each of the parties has executed this Severance Protection Agreement to be effective as of the date first set forth above.

EMPLOYEE	DIGITALGLOBE, INC:

/s/ Timothy M. Hascall	/s/ Grover N Wray
Name: Timothy M. Hascall	Name:	Grover N Wray
Title: EVP, Chief Operations Officer	Title:	SVP, Chief Human Resources Officer